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                                                                    Exhibit 21.1

SUBSIDIARY LIST                                 INCORPORATED

Callaway Golf Sales Company                     California
Callaway Golf Shell Company                     California
CGV, Inc.                                       California
All-American Golf LLC                           California
Callaway Golf South Pacific Pty Ltd.            Australia
Callaway Golf Europe Ltd.                       United Kingdom
Callaway Golf K.K.                              Japan
Callaway Golf Korea Ltd.                        Korea
Callaway Golf (Germany) GmbH                    Germany
Callaway Golf Canada Ltd.                       Canada